Item 77 Q.1(a)
Amendment No. 6
to the
Amended and Restated Agreement of Limited Partnership
Federated Core Trust II, L.P.
a Delaware Limited Partnership

This Agreement of Limited Partnership is amended as foll ows, effective October 31, 2007:

A.	Strike subsection y, Series, of Section 3, Defin
itions, of Article I Names and Definitions, and substitute in its place the follows:

(y)	"Series" shall refer to the Emerging Markets Fixe
d Income Core Fund, Mortgage Core Fund, and
Market Plus Core Fund and to each series of Interests est ablished and designated in the future under or in accordance with the provisions of Article III and shall m ean an entity such as that described in Section
18(f)(2) of the 1940 Act, and subject to Rule 18f-2 there under.

       IN WITNESS WHEREOF, the parties named below have ex ecuted this Partnership Agreement as of the 18th day of May, 2007.

Federated Private Asset Management, Inc., as
General Partner

By:	/s/ John W. McGonigle
	Name:  John W. McGonigle
	Title:  Executive Vice President

	DIRECTORS of the Partnership, solely in their capaci ty as such and not as partners:

/s/ John F. Donahue		/s/ Peter E. Madden
John F. Donahue		Peter E. Madden
/s/ Thomas G. Bigley		/s/ Charles F. Mansfield, Jr.
Thomas G. Bigley		Charles F. Mansfield, Jr.
/s/ John T. Conroy, Jr.		/s/ John E. Murray, Jr.
John T. Conroy, Jr.		John E. Murray, Jr.
/s/ Nicholas P. Constankis		/s/ Thomas M. O'Neill
Nicholas P. Constantakis		Thomas M. O'Neill
/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts
/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh
/s/ Lawrence D. Ellis, M.D.		/s/ James F. Will
Lawrence D. Ellis, M.D.		James F. Will